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TRONOX HOLDINGS PLC
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 Tronox Holdings plc | tronox.com | Confidential & Proprietary | © 2023  1  Tronox 2023 Annual General Meeting of Shareholders May 3, 2023  Supplementary Proxy Material

 Tronox Holdings plc | tronox.com | Confidential & Proprietary | © 2023  2  Gender Diversity on the Tronox Board of Directors  Tronox is committed to having a diverse Board of directors and is proud that 33% of its independent Board members are women  Tronox’s Board is comprised of 10 members, four of whom are not independent due to (i) a 24% shareholder having the right to select two Board members; and (ii) Tronox’s co-CEO structure  As a result, only 20% of Tronox’s entire Board is gender diverse  Tronox’s ability to increase women representation on its Board is limited because the Board has no control on the gender or ethnicity of the Board nominees put forward by the 24% shareholder  However, Tronox recognizes the importance to many of its shareholders of achieving 30% representation by women on its Board  Hence, Tronox will look to increase the gender diversity of its Board at the next independent director vacancy  Tronox’s Independent Board Members